Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-264077);

(2) Registration Statement (Form S-3 No. 333-264074);

(3) Registration Statement (Form S-8 No. 333-254375);

(4) Registration Statement (Form S-8 No. 333-254377);

(5) Registration Statement (Form S-8 No. 333-263055); and

(6) Registration Statement (Form S-8 No. 333-270015) of Olo Inc. pertaining to the Olo Inc. 2015 Equity Incentive Plan, Olo Inc. 2021 Equity Incentive Plan, and the Olo Inc. 2021 Employee Stock Purchase Plan;

of our report dated February 25, 2022, with respect to the consolidated financial statements of Olo Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP

New York, New York
February 21, 2024